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Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

June 26, 2003

CardioTech International, Inc.
78-E Olympia Avenue
Woburn, MA 01801

Ladies and Gentlemen:

        We have acted as counsel for CardioTech International, Inc., a Massachusetts corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 6,389,920 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), to be issued pursuant to the Company's 1996 Employee, Director and Consultant Stock Option Plan (the "Plan").

        In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, (ii) the Registration Statement, and (iii) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

        Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company, which will be offered and sold by participants in the Plan pursuant to the Registration Statement, when sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours, Ellenoff Grossman & Schole LLP
By:	/s/ ELLENOFF GROSSMAN & SCHOLE LLP Ellenoff Grossman & Schole LLP

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  Exhibit 5.1
  June 26, 2003